Exhibit 99.2

Estimated Cost per Watt Methodology

November 10, 2014

Cost per watt is an important metric in understanding Vivint Solar’s business. This memo shows how Vivint Solar’s cost per watt can be estimated using the company’s reported GAAP financial statements and other reported operating metrics. All data and calculations shown in this memo are as of September 30, 2014.

Installation

Vivint Solar only capitalizes a portion of its installation expense. Equipment expense as well as a portion of other installation expense including direct labor is capitalized on the balance sheet. The portion of installation expense that is not capitalized is expensed through the Income Statement in the period it is incurred. To calculate total installation expense, add the change in system equipment costs with the cost of revenue – operating leases and incentives less non-cash expenses (stock-based compensation and depreciation and amortization).

Sales & Marketing

Much like installation expenses, only a portion of sales & marketing expense is capitalized. The remaining portion is expensed through the Income Statement in the period it is incurred. This portion includes non-cash stock-based compensation and this needs to be removed from the number. To calculate the total sales & marketing cost per watt, the portion of sales & marketing expense that is capitalized is divided by the MW installed during the period. The portion that flows through the income statement is divided by the MW booked during the quarter. These two components are then summed to reach the total sales & marketing cost per watt.

Note that this quarter’s (third quarter 2014) sales and marketing cost per watt benefited from a change related to our sales compensation policies, which resulted in a one-time expense benefit. On a normalized basis sales and marketing cost per watt for the third quarter 2014 would have been approximately $0.41.

General & Administrative

General & Administrative expense is taken from the income statement and the non-cash stock-based compensation portion is removed from the number. The resultant number is divided by the MW installed during the quarter to calculate the total general & administrative cost per watt.

Q3 '14
General & Administrative (in thousands)	
General & Administrative (IS)	$ 37,170
Less: Stock-based compensation (BS Note)	(18,899)
General & Administrative Costs	**$ 18,271**
General & Administrative costs (in millions)	$ 18.3
Divide: MW installed	48.6
General & Administrative costs per watt	**$ 0.37**

Note 12. Equity Compensation Plans	Q3 '14
Stock-based compensation included in operating expenses (in thousands)	
Cost of revenue - operating leases and incentives	$ 710
Sales and marketing	421
General and administrative	18,899
Total stock-based compensation	$ 20,030

Total Estimated Cost per Watt

The sum of installation cost per watt, sales & marketing cost per watt, and general & administrative cost per watt results in the total estimated cost per watt for the period.